Exhibit 8.2

12 April 2018

Daqo New Energy Corp.

666 Longdu Avenue

Wanzhou, Chongqing F4 404000

The People’s Republic of China

To Whom It May Concern,

Re: Certain PRC Tax Matters

We are qualified to practice law in the People’s Republic of China (“PRC”) and to issue opinions on PRC law. For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.

We have been requested by Daqo New Energy Corp. (the “Company”) to issue this opinion in connection with (A) the Company’s registration statement on Form F-3 publicly filed with the Securities and Exchange Commission (the “SEC”) on 19 March 2018 (the “Registration Statement”) as supplemented by the prospectus supplement dated 12 April 2018 (the “Prospectus Supplement”, together with the Registration Statement, the “Disclosure Documents”), relating to the offering (the “Offering”) of American depositary shares (the “ADSs”) each representing 25 of the Company’s ordinary shares, par value $0.0001 per share (the “Shares”); and (B) the sale of the ADSs and listing of the ADSs on New York Stock Exchange.

In so acting, we have examined the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the PRC Subsidiaries. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement we are of the opinion that the statements set forth under the caption “Taxation” in the Registration Statement, to the extent that they constitute statement of PRC enterprise income tax law, are true and accurate in all material respects and that such statements constitute our opinion.

We do not express any opinion herein concerning any law other than the enterprise income tax law of the PRC in effect as of the date of this opinion and there is no guarantee that the enterprise income tax law will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the filing of this Opinion with SEC as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation” in the Registration Statement.

Yours faithfully,

/s/ DaHui Lawyers

DaHui Lawyers